Exhibit 10.10
TECHNICAL SERVICES AGREEMENT NUMBER 002335
Statement of Work
for
Technical Services and Interoperability Verification
This Statement of Work Number 1 (this “SOW”) adopts and incorporates by reference the terms and conditions of the Technical Services Agreement Number 002335 (“Agreement”) dated December 9, 2005 between International Business Machines Corporation (“IBM”) and Voltaire, Inc. (“Voltaire”). This SOW is effective beginning upon the signing of this SOW by both parties (“Effective Date”) and will remain in effect for two (2) years unless earlier terminated or extended in accordance with the SOW or the Agreement. Work performed under this SOW will be conducted in accordance with and be subject to the terms and conditions of this SOW and the Agreement.
1.0	Scope of Work

Under this SOW, IBM will perform the following activities:
▪	Provide assistance to Voltaire in Voltaire’s development of a switch module and daughter card for use within an IBM BladeCenter chassis.

▪	Provide testing services to help verify interoperability of Voltaire’s 10 Gigabit InfiniBand switch module and 2-port InfiniBand daughter card with a portion of IBM’s eServer BladeCenter Cluster 1350 configurations

▪	Offer attribution on the IBM BladeCenter Interoperability Program website
The foregoing as specifically described herein shall be the “Services”. In furtherance of the above, IBM will provide to Voltaire the IBM Deliverables and Services as described in Section 3.0 of this SOW.
All information exchanged between the parties shall be deemed non-confidential unless provided pursuant to Confidential Disclosure Agreement (“CDA”) number 4901RL0491, Supplement number 4904RL1048, which is hereby incorporated by reference into this Agreement.

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2.0	Definitions

Capitalized terms in this SOW have the following meanings. The Base Agreement and its Attachments define additional terms that will also apply to this SOW unless otherwise indicated.

“Advertising Guidelines” means the guidelines specified in Exhibit B and any IBM updates thereto, which set forth the proper treatment and use of the Program Name that IBM devises for the program.

“Code” means statements, instructions, and programs, whether in human readable “Source Code” form, or machine readable “Object Code” form, which are intended to bring about a certain result in the operation of a computer.

“Error” means any material (1) mistake, problem or defect that causes an incorrect functioning or non-functioning of Code as relates to the Code’s formal written specification, (2) incorrect or incomplete statement or diagram in documentation that may cause an incorrect functioning or non-functioning of a product relative to the product’s formal written specification, or (3) other mistake, problem or defect that causes a product not to perform in the manner intended as set forth in product’s formal written specification.

“Marketing Materials” means advertising, promotional and informational items for Voltaire’s product under consideration such as packaging, brochures, signs, posters, and flyers.

“Product(s)” means those products produced or marketed by or for Voltaire and that are listed and described in Exhibit A. Products encompass any related documentation, and any new releases, maintenance modifications, engineering changes, upgrades, enhancements, or new versions of any product listed in Exhibit A.

“Program” means the “IBM eServer BladeCenter Interoperability Program” which is a program for testing the interoperability of IBM’s customer’s products (in this case, Voltaire) with IBM eServer BladeCenter products.

“Program Name” refers only to the name of this program.

“SDV” means System Design Verification Test. This test validates the functional operation of the key components identified.

“SIT” means System Integration Test. This test validates the interoperability of this product within the specified BladeCenter configurations.

3.0	IBM Deliverables and Responsibilities

IBM Deliverables and Services to be provided to Voltaire under this SOW are:
•	Jointly develop a mutually-agreed technical requirements document at the commencement of the project

•	Deliver BladeCenter-2 high speed switch module specifications, revision 2.0 or later of the daughter card specifications that addresses information pertaining to high-speed daughter card, and updates related to mechanical, power and thermal designs as set forth herein

•	Place on bailment with Voltaire IBM BladeCenter-2 chassis and blades (4 chassis and 16 blades) to enable Voltaire to carry out the initial verification of their product under the EPLA Number 4905RL2319. The EPLA defines the duration and the terms of the loan agreement. On written notice and during business hours IBM may enter Voltaire’s premises to inspect OR to retrieve such items at IBM’s sole cost and expense.

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•	Develop and deliver the Cluster 1350 test plan in a format determined by IBM

•	Perform interoperability verification of Voltaire’s products under consideration with IBM’s eServer Cluster e1350 BladeCenter configuration.
System Design Verification (SDV) – Mid-February to Mid April of 2006
▪	Management module validation

▪	Basic box services validation
System Integration Testing (SIT) – estimated by May to July 2006
▪	Configurations defined in test plan
•	Grant membership into the BladeCenter Interoperability Program subject to payment hereunder and during the term of this SOW, and provide posting of test results on the BladeCenter Interoperability Program website within a month from the successful completion of the test. The address of this website is as follows:

http://www-1.ibm.com/servers/eserver/bladecenter/alliance/index.html
This website may also list the IBM products that are part of the cluster e1350 configuration along with the network operating systems used during interoperability verification with the Voltaire products.
This SOW addresses a single cycle of testing. Ongoing tests to help enable compliance with the latest releases of BladeCenter hardware and software are performed on a fee basis and are outside the scope of this SOW.
If changes to the Voltaire deliverables are required due to IBM specifications changes during the test phase, IBM will work with Voltaire to validate the changes at no additional charge to Voltaire.
In addition to any meetings, working groups, reviews or reporting required under this SOW, IBM shall provide Voltaire from time to time with, subject to IBM’s business needs and as IBM deems appropriate, certain access to its personnel who are performing the Services and reasonably detailed information related thereto. Such access shall be at Voltaire’s reasonable written request and mutually convenient times, and may include (without limitation) teleconferences, email, face-to-face meetings or other visits to IBM’s facility as IBM determines appropriate and subject to IBM’s on-site rules.
3.1	Interoperability Verification
▪	IBM will be responsible for SDV and SIT as detailed in the test plan document.

▪	IBM will post Voltaire’s products that it finds to successfully pass the interoperability verification on the IBM eServer BladeCenter Interoperability Program web site. IBM Products that IBM determines to be relevant and which are part of the cluster 1350 configuration will be listed, as will the network operating systems that were used in the successful test. Please note that this posting does not represent certification and should not be considered as a warranty or an endorsement of any kind. This will be a general “AS IS” statement of passing the applicable interoperability test among Products at a point in time.

▪	IBM will provide a written notice of products that have failed interoperability testing per IBM’s testing specifications. Voltaire agrees to review the test results and provide IBM with a written response within fifteen (15) business days of Voltaire’s receipt of IBM’s notice. Voltaire’s response, which will be signed by an authorized representative, will indicate concurrence or non-concurrence with the test results. If Voltaire does not concur with IBM’s position, the written response must include with specificity the reason for non-concurrence. If no response is

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received within the ten (10) business day period, the test results will be accepted. IBM agrees not to post any results of failed testing and not to otherwise disclose such results or applicable Products in any manner.

▪	The license granted to Voltaire as described in Section 5.1 hereunder to use the Program Name for use on Voltaire’s Marketing Materials under discussion is contingent upon the following:
o	Products have undergone successful interoperability verification by IBM and have passed, and

o	Voltaire’s concurrence with the test results as specified above.
After completion of the above two tasks, IBM may use the Voltaire’s product names and company name without charge or further approvals in any of its lists of compatible products, and in any of its promotional materials concerning the Program, subject to Voltaire’s approval. IBM will include in all such promotional materials all of Voltaire’s applicable copyright and trademark notices as they appear on or in the Voltaire’s product.
▪	Notwithstanding anything to the contrary herein, IBM makes no representations or warranties whatsoever that it will use such names in promotional materials nor with respect to Voltaire’s products including, but not limited to, any warranty that the Voltaire’s products is or will interoperate with any IBM products or with any operating environments or configurations. Voltaire shall make no representation that indicates or implies any such guarantee or warranty on the part of IBM.

▪	In consideration of the payments set forth in Section 9.0 hereunder, IBM will test the interoperability of Voltaire’s products as specified herein with IBM eServer BladeCenter cluster 1350 products identified in Exhibit C. Upon failure, Voltaire will be notified in writing and given a reasonable amount of time (not to exceed 30 business days) to resolve conflicts.

▪	IBM agrees not to post any results of failed testing and not to otherwise disclose such results or applicable Products in any manner.

▪	Voltaire agrees to provide IBM with an agreed number of samples of its products without charge to IBM (including any related software and device drivers) so that they may be tested as described herein at an IBM designated testing facility for interoperability with IBM’s e-Server BladeCenter cluster 1350 products. The products will be provided in accordance with the terms and conditions of Section 8.0 hereunder and subject to the other restrictions in this Agreement. It is expected that Voltaire will thoroughly test all functions of the products (hardware, software, and device drivers) before providing them to IBM.
4.0	Voltaire Deliverables and Responsibilities

Voltaire will provide the following deliverables to IBM under this SOW:
•	Design and development of the hardware and associated software for Voltaire’s 10 Gigabit InfiniBand pass-through switch module and its 2-port InfiniBand host channel adapter for BladeCenter-2

•	System design document

•	Unit and functional testing

•	Certifications (EMC, UL, FCC, safety)

•	Provide the following equipment to carry out the interoperability verification activities :

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•	SDV by 02/06/2006 6 switch modules

•	16 host channel adapters
SIT by 04/23/2006
•	12 switch modules

•	29 host channel adapters
Voltaire will provide IBM with the following products: 2-stand-alone 9024 and 1- 9096 InfiniBand switches and other agreed samples of its products.
•	Voltaire’s technical coordinator will, upon the request of IBM, expedite the correction of operational errors discovered during interoperability verification. Voltaire’s technical coordinator will contact IBM’s technical coordinator for the purpose of this engineering service.

•	Voltaire shall at all times during the term of this SOW ensure that the Marketing Materials represent Voltaire’s products as only under consideration by this SOW and Voltaire shall otherwise ensure that it complies with the Advertising Guidelines.

•	Voltaire shall provide one (1) complete copy of the Marketing Materials concerning products to be used in interoperability testing to its designated contact at IBM. IBM shall review the Marketing Materials supplied by Voltaire within ten (10) business days and may request reasonable modifications (with the exception of those items that pertain to the pricing of Voltaire’s product and services) as they concern the interoperability of its products with the IBM products. Such reviews and modification requests shall not be construed to make IBM responsible for the contents of the Marketing Materials, and Voltaire shall remain solely responsible for such contents. Voltaire agrees to make any reasonable modifications to the Marketing Materials that may be requested by IBM with respect to references to and the use of the Program Name. Assuming Voltaire complies with the foregoing, failure by IBM to respond within the ten (10) business day period described in this paragraph shall be deemed as approval with no changes required Voltaire agrees to change, at its own expense, any Marketing Materials that IBM, in its sole judgment, determines to be inaccurate or misleading in respect of any IBM product, or a misuse of its trademarks, trade names, and product names, program names, logos, emblems or the like. Voltaire shall immediately cease the use of any materials that IBM deems to be in violation of this or any other section of this Agreement.

•	Voltaire shall promptly notify IBM of any unauthorized use or attempted use by any other person, firm or corporation to use the Program Name, or any imitation thereof of which Voltaire becomes aware. Voltaire shall also notify IBM promptly of any litigation instituted or threats of litigation by any person, firm, corporation, or governmental agency against Voltaire involving the Program Name, or the Voltaire relationship with IBM under this Agreement. IBM shall have the sole right to decide whether or not proceedings shall be brought against third parties and to control any administrative proceeding or litigation involving the Program Name. IBM shall have the sole right to defend the Program Name at its expense, against imitation, infringement, or any claim of prior use. In the event IBM undertakes the defense or prosecution of any litigation relating to the Program Name, Voltaire shall, at IBM’s expense, execute any and all documents and do such acts and things as may be reasonably necessary to carry out such defense or prosecution.

•	Anytime Voltaire uses the Program Name it must include the following disclaimer. “IBM makes no guarantee or warranty regarding the interoperability of specific products.”

•	An additional objective of this Program is to ensure that Program participants are current with leading industry technology and are capable of providing problem determination and resolution to IBM with respect to Products, so that IBM may in turn provide its customers with timely and accurate support relating to the installation, configuration and set-up of Products with IBM eServer BladeCenter products. Accordingly, Voltaire must agree to maintain such capability by membership in associations such as TSANet or equivalent, or by otherwise

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making arrangements to provide to IBM problem determination and resolution on a timely basis with respect to Products so that IBM can support its customers.

•	For all eServer BladeCenter Interoperability Product(s), Voltaire must obtain Microsoft Hardware Interoperability Listing (“HCL”) certification/approval within ninety (90) days of eServer BladeCenter interoperability verification if there is an appropriate category for Voltaire products.
Voltaire shall provide IBM access to the appropriate personnel as required for the successful completion of this project.
For all Voltaire inputs and responsibilites under this SOW, Voltaire will provide timely and quality inputs and approvals to IBM. Voltaire acknowledges that failure to provide such inputs and approvals will lead to an equitable adjustment of estimated schedules, pricing and terms.
Volatire will obtain, at no charge to IBM, any permissions and consents necessary for IBM to lawfully use any Customer Deliverables provided by Voltaire hereunder in such a way as to enable IBM to perform its scope of services.
5.0	Grant of Licenses
5.1	IBM’s Licenses to Voltaire
5.1.1	Subject to the payment by Voltaire and to all terms and conditions of this SOW and Agreement, including, but not limited to completion of interoperability verification and concurrence by IBM that Voltaire’s Product has passed such testing, IBM will grant Voltaire a worldwide, non-exclusive, non-transferable (except pursuant to any assignment permitted under the Agreement), and revocable license to use the Program Name solely in Voltaire’s Marketing Materials for Voltaire’s Product during the term of this Program SOW. This license is personal to Voltaire and is specific to each Product, and the license to one Product does not extend to any other product or service.

5.1.2	Voltaire does not have the right to sublicense the use of the Program Name.

5.1.3	Voltaire’s use of the Program Name must comply with the Advertising Guidelines. At its sole discretion and with reasonable notice to Voltaire, IBM is entitled to make modifications and changes to the Program Name, or the Advertising Guidelines, and Voltaire must agree to comply with any reasonable changes. Any failure to comply with the Advertising Guidelines will be deemed to be a material breach of this Agreement. Whether or not a specific use is covered by the instructions in the Advertising Guidelines, Voltaire agrees to refrain from using the Program Name in a manner that would bring the Program or IBM into disrepute.

5.1.4	Other than the express, limited license granted herein, Voltaire shall not have nor shall Voltaire acquire any right, license or interest in the Program Name. All goodwill arising from the use of the Program Name, and any trademark that may be contained therein, shall inure to the sole benefit and become the sole property of IBM. Voltaire agrees not to attack or challenge the validity of the Program Name as a trademark, or claim any right, title, or interest in or to the Program Name, or any trademark that may be contained therein.
5.2	Voltaire’s Licenses to IBM. In each case, during the term of this SOW and subject to the terms of the Agreement:

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5.2.1	Voltaire grants IBM a worldwide, non-exclusive, non-transferable (except pursuant to any assignment permitted under the Agreement), royalty-free and paid up license to use its product and other information provided by Voltaire solely to perform testing for the Program in accordance with Section 3.1, “Interoperability Verification” or to have others do so on its behalf during the term of this SOW.

5.2.2	Voltaire grants IBM a non-transferable (except pursuant to any assignment permitted under the Agreement), worldwide, nonexclusive, royalty free and paid up right and license to use its product name and other information provided to IBM in advertisements, Marketing Materials, documentation, and Internet sites that are applicable to the IBM e-Server BladeCenter and/or the IBM Cluster 1350 Program and on any lists of products that are compatible with the IBM e-Server BladeCenter products.

5.2.3	Voltaire grants IBM the permission to hot link to the home page of its web site.

5.2.4	Voltaire also grants IBM the non-transferable (except pursuant to any assignment permitted under the Agreement), paid up right to display Voltaire’s company’s emblem or logo within the IBM eServer BladeCenter Interoperability web pages. The foregoing licenses granted to IBM also include the right of IBM to grant sublicenses of the same or lesser scope to its Subsidiaries and their successors and assigns.
6.0	Assumptions
▪	Hardware and software deliverables received from Voltaire must meet the test dates. If not, verification will be deferred to the next testing cycle

▪	The activity captured by this document applies only to the 1350 program

▪	The test cycle will cover only the Linux configurations
7.0	Acceptance Criteria
In all cases where Voltaire is required to review and/or provide acceptance or rejection of any IBM Deliverables, Voltaire shall provide notice to IBM in writing of any rejection and specifying the material non-conformance of the IBM Deliverable to the specifications in this SOW and any steps necessary to resolve such non-conformance, within five (5) business days. Otherwise, the IBM Deliverable or Service will be deemed accepted upon delivery by IBM.
8.0	Voltaire Product Loan Terms

Shipment from Voltaire to IBM shall be made at Voltaire’s expense and will be shipped to an agreed to location. Return shipment from IBM to Voltaire shall be made at IBM’s expense to a designated location within a reasonable period after any termination of this SOW.

The loaned product shall be a bailment and remain solely Voltaire’s property. IBM shall not mortgage, pledge or encumber the product in any way. IBM agrees that the loaned product shall be located at an IBM designated testing facility and shall not be moved to other non-IBM facilities without Voltaire’s prior written approval.

IBM agrees to notify Voltaire of any malfunction of the loaned product of which it becomes aware. Voltaire agrees to replace any malfunctioning product or instruct IBM to repair any malfunctioning

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product at Voltaire’s option and expense. IBM shall notify Voltaire of any loss or damage to the loaned product of which it becomes reasonably aware. IBM will return the loaned product to Voltaire in the same condition as when delivered to IBM, reasonable wear and tear excepted
9.0	Pricing

The price for the IBM Deliverables and Services provided under this SOW (excluding taxes and like governmental charges as well as excluding approved travel expenses) is five hundred thousand US dollars (US $500,000).

Voltaire shall make the following payments:

No.	Payment Description	Payment Amount
1	At signing of this SOW (Effective Date)	$300,000
2	March 31,2006 upon completion of the SDV testing	$100,000
3	June 30, 2006 upon completion of the SIT testing.	$100,000
All payments shall be made in accordance with the Payment section of the Agreement. In the event of failure by Voltaire to resolve conflicts due to its equipment, Voltaire shall owe one hundred percent (100%) of the milestone not achieved. In the event of any early termination of the SOW for Voltaire’s uncured material breach, Voltaire shall owe a percentage of the next milestone due
10.0	Communications

All communications and notices between the parties relating to the Agreement shall be in writing and addressed to the attention of the individual signatories, or their successors, of the Agreement.

All communications and notices between the parties relating only to this SOW shall be in writing and given to the following designated project coordinator.

	For IBM	For Voltaire
Business	Seeta Hariharan,Business Development Executive E-mail : sharihar@us.ibm.com Work : 919-522-4808(mobile)	Jeff Schwartz Email: jeffs@voltaire.com Work: 610.222.0267

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	For IBM	For Voltaire
Technical	Christopher L. Durham, BladeCenter Project Manager E-mail : cldurham@us.ibm.com Work : 919-543-6121	Kobi Levin Email: kobil@voltaire.com Work: +972 (9) 9717675
11.0	Revisions
Either party may, by written notice to the other, request changes to the specifications or work scope included in this SOW. Any such requests that arise during the proposed project will be managed through the Project Change Request (PCR) procedure as further described in Section 12 hereunder. The PCR is a procedure to manage project change and may result in adjustments to the project scope, price and/or estimated schedule.
12.0	Project Change Control Procedure
The following provides a detailed procedure to follow if a change to this SOW is required.
▪	A Project Change Request (PCR) will be the vehicle for communicating change. The PCR must describe the change, the rationale for the change and the effect the change will have on the project.

▪	The designated Project Manager of the requesting party, either Voltaire or IBM, will review the proposed change, and determine whether to submit the request to the other party.

▪	Both Project Managers will review the proposed change and approve it for further investigation or reject it. IBM will specify any charges for such investigation. If the investigation is authorized, the Project Managers will sign the PCR that will constitute approval for the investigation charges. IBM will invoice Voltaire for any such charges. The investigation will determine the effect that the implementation of the PCR will have on price, schedule, and other terms and conditions of this SOW.

▪	A written Project Change Request (PCR) must be signed by both parties to authorize implementation of the investigated changes.

13.0	Warranty
IBM warrants that it will provide Services in a workmanlike manner using reasonable care and skill.
14.0	Indemnification
14.1	Voltaire shall indemnify IBM, its Subsidiaries and its and their successors and assigns against any and all third party claims related to: (1) Voltaire’s Products including any claims that a Product infringes any copyright, patent, trade secret, trademark or other intellectual property of a third party, or (2) any marketing claims made by Voltaire or Voltaire’s authorized agents inconsistent with the provisions of this Agreement, or (3) that Voltaire’s Company Name or Logo or use thereof by IBM infringes any copyright trademark or similar right of any third party.

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14.2	The foregoing indemnities are conditioned on the following:
14.2.1	Prompt written notice by IBM to Voltaire of a claim or a proceeding subject to indemnification. Voltaire shall not be liable under this Section 14 with respect to settlement if it does not provide its written approval to the settlement to IBM, such approval not to be unreasonably withheld or delayed;

14.2.2	IBM allowing Voltaire to control the defense or settlement of any third party claim, and reasonable cooperation by IBM, at Voltaire’s expense, in such defense and any related settlement negotiations
15.0	Data Privacy
Voltaire agrees to allow IBM to store its contact information, such as names, phone numbers, and e-mail addresses, in any country where IBM does business and to use such information internally and to communicate with Voltaire for the purposes of Voltaire’s and IBM’s business relationship.
16.0	Complete Agreement
This SOW in combination with the Agreement is the complete and exclusive expression of the agreement by the parties relative to the subject matter contained herein. It supersedes all prior and contemporaneous communications by the parties (whether oral or written or otherwise) and may only be amended by a signed writing executed by the authorized representatives of the parties.
Accepted and Agreed To By the Authorized Representatives of the Parties:

Voltaire, Inc.		International Business Machines Corporation

By:	/s/ Ronnie Kenneth	By:	/s/ Jane E. Munn

Name: Ronnie Kenneth		Name: Jane E. Munn

Title: CEO		Title: VP, IBM Engineering & Technology Services

Date: 12/14/05		Date: 12/14/05

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Exhibit A: Voltaire’s Products

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This Exhibit A illustrates Voltaire’s products that are currently (as of the date of execution of this SOW) expected to undergo interoperability verification.
Host Channel Adapter (HCA) Daughter Board Product Definition
•	One Mellanox InfiniHost-III (Arbel) HCA chip

•	Two 4x InfiniBand ports

•	Onboard 128MB RAM

•	SDR signaling support

•	Small Form Factor
Active Pass-Thru Module Product Definition
•	14 * 4X ports downlink (connected to compute blades)

•	14 * 4X ports uplink (facing rear panel)

•	4X copper InfiniBand connectors

•	Double height module

•	Onboard retiming devices

•	SDR Signaling Support

•	Basic support for BCII chassis management (via I2C)

•	Support media converters (for 4X fiber optics fiber)

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Exhibit B: Advertising Guidelines

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1.0	GENERAL OVERVIEW
1.1	These Advertising Guidelines set forth the proper treatment and use of the Program Name on Voltaire’s Marketing Materials and in advertising, promotional materials, manuals, and documentation. Compliance with these Advertising Guidelines is solely Voltaire’s responsibility.

1.2	The Program Name is the property of IBM. IBM shall maintain control over how the Program Name is used on Voltaire’s Marketing Materials. Failure to comply with the Advertising Guidelines, as set forth below, shall be a material breach of the Agreement.
2.0	USE OF THE LICENSED PROGRAM NAME
2.1	The Program Name may only be used in conjunction with Voltaire’s Products described in this SOW, its packaging, collateral documentation and advertising on the web page. These Products must have gone through successful interoperability verification prior to use of this Program Name. The Program Name may never be used on or in connection with any other products, goods, or services, and particularly, nor on novelty items or T-Shirts.

2.2	The Program Name may not be used as part of or in connection with any other program name, emblem or insignia.

2.3	The Program Name may not be used in a manner that may cause confusion as to the source or origin of the products or Services being offered. As such, the Program Name may not be:
2.3.1	displayed in a striking and solitary manner by Voltaire;

2.3.2	made more prominent than the remainder of the text in which it is used by Voltaire;

2.3.3	as prominent or more prominent than Voltaire’s trademark or company name; or

2.3.4	used as part of the name or other identifier of business, product, or service not connected with Voltaire’s products covered by this SOW.
2.4	Voltaire shall agree not to use any third party trademark, service mark or trade name in combination with the Program Name without the prior written approval of IBM.

2.5	Voltaire shall correct any deficiencies in the use of the Program Name on Marketing Materials, and cease and desist from further publication or distribution of the offending materials upon reasonable notice from IBM.

2.6	Advertising Claims – Voltaire shall refrain from falsifying or misrepresenting any fact in Marketing Materials related to the product or the program.

2.7	Voltaire shall acknowledge that the Program Name “IBM eServer BladeCenter Interoperability” is a trademark of IBM and includes several trademarks of IBM. The first use of the Program Name in any Marketing Materials must be identified in a footnote or attribution, using the following attribution statement: “IBM, eServer and BladeCenter are trademarks of International Business Machine Corporation in the United States, other countries, or both”. In addition, the first reference to the Program Name in any Marketing Materials must include the proper trademark symbols, as follows: “IBM® eServer™ BladeCenter® Interoperability”.

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2.8	Anytime Voltaire uses the Program Name, it must include the following disclaimer: IBM makes no guarantee regarding the interoperability of specific products.

2.9	IBM may conduct spot checks of the Licensed Products and advertising and may periodically send out requests for samples to monitor compliance with the Agreement and these Advertising Guidelines.

2.10	Voltaire must correct any deficiencies in its use of the Program Name on the Marketing Materials or in advertising, and cease and desist from further publication or distribution of the offending materials upon reasonable notice from IBM. Failure to do so could result in revocation of the license under the Agreement.

2.11	Advertising Claims — The accuracy and appropriateness of all claims used in Voltaire’s advertising or promotional materials which includes the Program Name is the sole responsibility of Voltaire, even if IBM is aware of the advertisement or promotional materials.

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Exhibit C: BladeCenter Interoperability Program Products

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Subject to the terms of this SOW, IBM Products currently (on execution of this SOW) anticipated to be qualified and posted with Voltaire Products on the BladeCenter Interoperability Program website:
IBM’s BladeCenter Products
      BladeCenter II Cluster 1350 Solution Chassis
Blades:
HS20 (8853)
LS20 (7971)
Blade Adapters (daughter cards):
None (First paragraph states this is only those adapters in addition to the Voltaire daughter card.)
BladeCenter Switch Modules
None (Same as above.)
Operating systems include all versions supported by both the IBM BladeCenter products (blades listed above) and available Voltaire device drivers, these may include (but will not be distributed by IBM):
Red Hat 4 (x86, AMD64, EM64T,)
SuSE Linux Enterprise Server 10 (x86, AMD64, EM64T,)
On-going Testing
Optional fee-based service. Not included in this SOW.

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